Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

CROSS COUNTRY HEALTHCARE REPORTS

FOURTH QUARTER AND YEAR END 2004 RESULTS

BOCA RATON, Fla. – March 7, 2005 – Cross Country Healthcare, Inc. (Nasdaq: CCRN) today reported revenue of $159.5 million for the fourth quarter ended December 31, 2004, and net income of $5.6 million, or $0.17 per diluted share. This compares to revenue of $172.8 million and net income of $5.1 million, or $0.16 per diluted share, in the same quarter of the prior year. On a sequential basis, revenue from continuing operations decreased approximately 2% from the third quarter of 2004. Net income for the fourth quarter of 2004 increased approximately 9% sequentially from the prior quarter. The effective tax rate for the fourth quarter of 2004 was 31.5% as compared to 38.5% for the first three quarters of 2004, reflecting certain non-recurring tax adjustments that equate to a benefit of approximately $0.02 per diluted share. Including these tax adjustments, the Company’s income from continuing operations was $0.18 per diluted share. Cash flow from operations for the fourth quarter of 2004 was $6.3 million, which along with proceeds from the sale of two of the Company’s healthcare consulting practices during the fourth quarter, allowed the Company to reduce its debt to $42.3 million at December 31, 2004 from $60.4 million at the end of the prior quarter.

For the year ended December 31, 2004, Cross Country Healthcare reported revenue of $654.1 million, a 3% decrease from revenue of $673.1 million in 2003. Net income declined to $20.7 million, or $0.63 per diluted share, from net income of $25.8 million, or $0.79 per diluted share, in the prior year. Cash flow from operations for 2004 was $43.3 million.

“While our nurse staffing business continued to seek traction during the fourth quarter, our clinical trials staffing, education and retained search businesses all performed well in the quarter and all produced record revenue and profitability for the full year,” said Joseph A. Boshart, President and Chief Executive Officer of Cross Country Healthcare, Inc. “We are disappointed with the performance of our nurse staffing business during the fourth quarter of 2004, particularly during the historically important month of December, and believe it was impacted by generally weak hospital admission patterns and a downturn in demand in California toward the end of the year that we believe coincides with the administrative decision to postpone the further reduction in patient ratios as initially scheduled for January 1st of this year. On the supply side, we experienced strengthening in our nurse applicant activity during the fourth quarter, which has continued into the New Year. We believe this is driven, in part, by our success in achieving vendor manager status at a number of our larger accounts nationwide,” added Mr. Boshart.

Healthcare Staffing

For the fourth quarter of 2004, the healthcare staffing business segment (travel and per diem nurse, allied health and clinical trials staffing) generated revenue of $148.1 million as compared with revenue of $162.5 million in the same quarter of the prior year. Segment revenue declined 2% sequentially from the third quarter of 2004 and 9% from the year ago quarter, primarily reflecting year over year revenue and staffing volume reductions in the nurse staffing business that was partially offset by significant revenue growth in the clinical trials staffing business. During the fourth quarter, healthcare staffing volumes declined approximately 1% sequentially from the third quarter of 2004 and 8% on a year over year basis.

Contribution income (defined as income from continuing operations before interest, income taxes, depreciation and amortization and corporate expenses not specifically identified to a reporting segment), decreased 8% in the fourth quarter of 2004 to $15.6 million from $17.0 million in the same quarter of 2003, reflecting a contraction in the bill-pay spread in the core nurse staffing business and negative operating leverage as a result of lower nurse staffing volume.

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For the year ended December 31, 2004, segment revenue decreased on a year over year basis by 4% to $612.1 million from $636.7 million in the same period a year ago, and contribution income declined by 18% to $62.0 million from $75.9 million in the prior year period.

Other Human Capital Management Services

For the fourth quarter of 2004, the other human capital management services business segment (education and training and retained search business) generated revenue of $11.4 million, a 10% increase from revenue of $10.3 million in the same quarter in the prior year. This was primarily due to significantly higher revenue from the retained search business. Contribution income in the fourth quarter of 2004 improved to $2.4 million, a 28% increase over the same quarter a year ago, reflecting a substantial improvement in the retained search business. On October 5, 2004, the Company sold two of its three healthcare consulting practices and is pursuing a plan of sale for the third. Accordingly, the healthcare consulting business has been reclassified as discontinued operations.

For the year ended December 31, 2004, revenue for the other human capital management services segment increased 16% on a year over year basis to $42.0 million from revenue of $36.4 million in 2003, while contribution income increased 49% to $7.1 million from $4.8 million in the prior year period.

Debt Repayment

During the fourth quarter of 2004, Cross Country Healthcare paid back $14.9 million of the outstanding term loan under its credit facility. At quarter end, the Company’s $75.0 million revolving credit facility was undrawn. At December 31, 2004, the Company had approximately $42.3 million of total debt on its balance sheet, which represented an 11% debt to total capitalization ratio.

Stock Repurchase Program Update

The Company did not purchase any shares of its common stock during the fourth quarter of 2004. Instead, it focused its cash resources on the reduction of debt. The Company can purchase up to an additional 469,600 shares at an aggregate price not to exceed approximately $10.8 million under this previously authorized stock repurchase program. Under this program, the shares may be purchased from time-to-time in the open market and may be discontinued at any time at the Company’s discretion. At December 31, 2004, the Company had approximately 32.2 million shares outstanding.

Guidance for First Quarter of 2005

The following statements are based on current management expectations. Such statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions or other business combinations, repurchases of the Company's common stock, or pending legal matters.

Based on the present industry dynamics and seasonal factors, Cross Country Healthcare expects revenue in the first quarter of 2005 to be in the $154 million to $157 million range and EPS per diluted share to be in the range of $0.10 to $0.12. The Company’s gross profit margin in its core travel nurse staffing business typically declines sequentially in the first quarter due to the reset of payroll taxes, lower housing occupancy rates following the holidays, as well as two fewer billable days than in the fourth quarter.

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Quarterly Conference Call

Cross Country Healthcare will hold a conference call on Tuesday, March 8th at 10:00 a.m. Eastern Time to discuss its fourth quarter and year end 2004 financial results. This call will be webcast live by CCBN and may be accessed at the Company's web site at www.crosscountry.com or by dialing 877-915-2769 from anywhere in the U.S. or by dialing 630-395-0018 from non-U.S. locations – Passcode: Cross Country. A replay of the webcast will be available through March 22nd. A replay of the conference call will be available by telephone from approximately 12:00 p.m. Eastern Time on March 8th through March 22nd by calling 800-793-2384 from anywhere in the U.S. or by calling 402-280-1608 from non-U.S. locations.

About Cross Country Healthcare

Cross Country Healthcare, Inc. is a leading provider of healthcare staffing services in the United States. The Company has a client base of approximately 3,000 hospitals, pharmaceutical companies and other healthcare providers across all 50 states. Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountry.com. Shareholders and prospective investors can also register at the corporate web site to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

This release contains forward-looking statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects", "anticipates", "intends", "plans", "believes", "estimates" and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include: our ability to attract and retain qualified nurses and other healthcare personnel, costs and availability of short-term leases for our travel nurses, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company’s, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth under the caption "Risk Factors" in the Company's Registration Statement on Form S-3 dated November 3, 2004. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur. While it is the Company's intention to update its guidance quarterly, it should not be assumed that its silence over time means that actual events are occurring as expressed or implied in such forward-looking statements.

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For further information, please contact:

Howard A. Goldman

Director/Investor & Corporate Relations

Cross Country Healthcare, Inc.

Phone: 877-686-9779

Email: hgoldman@crosscountry.com

Additional information about our business:

Cross Country Staffing Healthcare Staffing	Cross Country TravCorps Travel Nursing	Cross Country Local Per Diem Nurse	MedStaff Travel Nursing Per Diem Nurse	NovaPro Travel Nursing
Assignment America International Nursing	MRA Nurse Recruiting	ClinForce Clinical Staffing	Cross Country University CEU Continuing Education for Nurses	Cejka Search Physician Jobs Executive Search

6551 Park of Commerce Blvd., Boca Raton, FL 33487

Tel: (800) 347-2264   Fax: (561) 998-8533   www.crosscountry.com

Cross Country Healthcare, Inc.

Consolidated Statements of Income (a)

(Amounts in thousands, except per share data)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2004	2003	% Change	2004	2003	% Change
	(unaudited)
Revenue from services	$159,487	$172,823	(8%)	$654,111	$673,102	(3%)
Operating expenses:
Direct operating expenses	123,291	134,058	(8%)	509,571	519,840	(2%)
Selling, general and administrative expenses	25,144	25,484	(1%)	99,535	95,736	4%
Bad debt expense	(136)	732	(119%)	957	1,350	(29%)
Depreciation	1,273	1,161	10%	5,140	4,371	18%
Amortization	658	972	(32%)	2,345	3,470	(32%)
Non-recurring secondary offering costs	—	—	ND	—	16	(100%)
Total operating expenses	150,230	162,407	(7%)	617,548	624,783	(1%)
Income from operations	9,257	10,416	(11%)	36,563	48,319	(24%)
Other expenses:
Loss on early extinguishment of debt	—	—	ND	—	960	ND
Interest expense, net	815	1,508	(46%)	4,025	4,317	(7%)
Income from continuing operations before income taxes	8,442	8,908	(5%)	32,538	43,042	(24%)
Income tax expense	2,658	3,447	(23%)	11,935	16,657	(28%)
Income from continuing operations	5,784	5,461	6%	20,603	26,385	(22%)
Discontinued operations, net of income taxes	(213)	(324)	(34%)	56	(564)	110%
Net income	$5,571	$5,137	8%	$20,659	$25,821	(20%)

Net income/(loss) per common share- basic :
Income from continuing operations	$0.18	$0.17		$0.65	$0.82
Discontinued operations, net of income taxes	(0.01)	(0.01)		0.00	(0.02)
Net income per common share- basic	$0.17	$0.16		$0.65	$0.80

Net income/(loss) per common share- diluted :
Income from continuing operations	$0.18	$0.17		$0.63	$0.81
Discontinued operations, net of income taxes	(0.01)	(0.01)		0.00	(0.02)
Net income per common share- diluted	$0.17	$0.16		$0.63	$0.79

Weighted average common shares outstanding - basic	32,109	31,859		31,993	32,091
Weighted average common shares outstanding - diluted	32,651	32,360		32,578	32,531

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ND - not determinable

(a)

Reclassified to conform to current year's presentation, primarily the reclassification of Cross Country Consulting, Inc.'s results to discontinued operations.

Cross Country Healthcare, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands)

	December 31, 2004	December 31, 2003

Assets
Current assets:
Cash and cash equivalents	$—	$—
Accounts receivable, net	95,439	112,407
Income taxes receivable	3,100	2,310
Deferred taxes	4,949	1,933
Other current assets	13,199	10,639
Total current assets	116,687	127,289
Property and equipment, net	11,840	12,602
Goodwill, net	302,854	307,532
Trademarks, net	15,499	15,749
Other identifiable intangible assets, net	6,814	8,580
Other assets, net	2,301	2,972
Total assets	$455,995	$474,724

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$5,993	$9,462
Accrued employee compensation and benefits	32,031	29,994
Short-term debt	2,408	4,944
Other current liabilities	4,326	3,358
Total current liabilities	44,758	47,758
Deferred income taxes	24,996	17,649
Long-term debt and note payable	39,867	88,794
Total liabilities	109,621	154,201

Commitments and contingencies

Stockholders' equity:
Common stock	3	3
Additional paid-in capital	257,180	251,988
Other stockholders' equity	89,191	68,532
Total stockholders' equity	346,374	320,523

Total liabilities and stockholders' equity	$455,995	$474,724

Cross Country Healthcare, Inc.

Segment Data (a)(b)

(Unaudited, amounts in thousands)

	Q1-04	Q2-04	Q3-04	Q4-04	FY 2004

Revenues:
Healthcare staffing	$159,130	$153,187	$151,684	$148,075	$612,076
Other human capital management services	9,737	10,608	10,278	11,412	42,035
	$168,867	$163,795	$161,962	$159,487	$654,111

Contribution income (c):
Healthcare staffing	$15,736	$15,184	$15,482	$15,633	$62,035
Other human capital management services	1,408	1,928	1,372	2,382	7,090
	17,144	17,112	16,854	18,015	69,125

Unallocated corporate overhead	5,963	6,294	5,993	6,827	25,077
Depreciation	1,556	1,318	993	1,273	5,140
Amortization	673	507	507	658	2,345
Interest expense, net	1,245	1,006	959	815	4,025
Income from continuing operations before income taxes	$7,707	$7,987	$8,402	$8,442	$32,538

	Q1-03	Q2-03	Q3-03	Q4-03	FY 2003

Revenues:
Healthcare staffing	$148,243	$153,483	$172,516	$162,493	$636,735
Other human capital management services	8,802	8,629	8,606	10,330	36,367
	$157,045	$162,112	$181,122	$172,823	$673,102

Contribution income (c):
Healthcare staffing	$18,902	$19,527	$20,504	$17,001	$75,934
Other human capital management services	1,132	944	831	1,854	4,761
	20,034	20,471	21,335	18,855	80,695

Unallocated corporate overhead	5,820	6,150	6,243	6,306	24,519
Depreciation	1,024	994	1,192	1,161	4,371
Amortization	727	799	972	972	3,470
Non-recurring secondary offering costs	—	16	—	—	16
Loss on early extinguishment of debt	—	960	—	—	960
Interest expense, net	584	654	1,571	1,508	4,317
Income from continuing operations before income taxes	$11,879	$10,898	$11,357	$8,908	$43,042

Cross Country Healthcare, Inc.

Financial Statistics

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

Net cash provided by operating activities (in thousands)	$6,284	$8,629	$43,268	$51,799
FTEs (d)	5,561	6,022	5,756	5,917
Weeks worked (e)	72,293	78,286	299,312	307,684
Average healthcare staffing revenue per FTE per week (f)	$2,048	$2,076	$2,045	$2,069

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(a)

Segment data provided is in accordance with FASB Statement 131.

(b)

Reclassifed to conform to current year's presentation. Cross Country Consulting, Inc., which was previously included in other human capital management services, has been reclassified and included in discontinued operations for all periods presented.

(c)

Defined as income from continuing operations before interest, income taxes, depreciation, amortization and corporate expenses not specifically identified to a reporting segment. Contribution income is a financial measure used by management when assessing segment performance.

(d)

FTEs represent the average number of contract staffing personnel on a full-time equivalent basis.

(e)

Weeks worked is calculated by multiplying the FTEs by the number of weeks during the respective period.

(f)

Average healthcare staffing revenue per FTE per week is calculated by dividing the healthcare staffing revenue by the number of weeks worked in the respective periods. Healthcare staffing revenue includes revenue from permanent placement of nurses.